Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-62968, 333-58982, 333-52490, 333-47764, 333-130585 and 333-131826 and Form S-8 Nos. 333-106673, 333-118084, 333-63902, 333-52488, 333-43220, 333-94817, 333-92729 and 333-127705) of The TriZetto Group, Inc. of our report dated January 6, 2006, with respect to the financial statements of CareKey, Inc. for the years ended December 31, 2004 and 2003 included in this Current Report on Form 8-K/A of The TriZetto Group, Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 16, 2006